SCHEDULE A
to the Shareholder Servicing Plan

(as amended on December 6, 2012 to add Scharf Balanced Opportunity Fund)

Series or Fund of Advisors Series Trust
Scharf Fund
Scharf Balanced Opportunity Fund

ADVISORS SERIES TRUST		SCHARF INVESTMENTS, LLC
on behalf of the Funds listed on Schedule A

By:	/s/ Douglas G. Hess	By:	/s/ Brian A. Krawez

Name:	Douglas G. Hess	Name:	Brian A. Krawez

Title:	President	Title:	President

A-1